EXHIBIT 99.1

First Cash Financial Services, Inc. Announces Transfer to NYSE
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ARLINGTON, Texas (August 19, 2016) -- First Cash Financial Services, Inc. (the “Company” or “First Cash”) (NASDAQ: FCFS) today announced that it intends to transfer the listing of its common stock to the New York Stock Exchange (the “NYSE”) from the NASDAQ Global Select Market (“NASDAQ”) following the completion of its announced merger transaction with Cash America International, Inc. (“Cash America”), which is expected to close on September 1, 2016. Subject to the completion of the merger transaction, the Company intends to transfer its listing to the NYSE the following day, September 2, 2016. The stock will continue to trade under its current stock symbol “FCFS.” Upon completion of the merger transaction, the combined company will be named FirstCash, Inc. and will be headquartered in Fort Worth, Texas.

Rick Wessel, First Cash’s CEO, commented, “We are excited to join many of the top international companies which currently trade on the NYSE. Given our significant operations in the U.S. and Mexico and expansion into other Latin American markets, we believe the NYSE will  provide strong support and visibility for our existing and prospective global shareholder base.”

“We are pleased to welcome FirstCash, Inc. with their transfer to the world’s greatest network of public companies,” said John Tuttle, Global Head of Listings at the NYSE. “We look forward to providing FirstCash, Inc. with our unique platform and model, which combines leading technology with the human judgment of our Designated Market Makers.”

Forward-looking Statements

This release contains forward-looking statements about the Company and its previously announced all-stock merger of equals transaction with Cash America. Although the Company believes the expectations reflected in its forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements made in this release. These and other risks and uncertainties are described in the Company’s 2015 annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

Additional Information And Where To Find It

This report is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed transaction between First Cash and Cash America or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The proposed transaction between First Cash and Cash America will be submitted to the respective stockholders of First Cash and Cash America for their consideration. In connection with the proposed transaction between First Cash and Cash America, First Cash filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of First Cash and Cash America that also constitutes a prospectus of First Cash. The registration was declared effective by the SEC on July 29, 2016 and, on or about August 3, 2016, each of First Cash and Cash America commenced mailing the joint proxy statement in definitive form to its stockholders of record as of the close of business on July 29, 2016.  First Cash and Cash America may also file other documents with the SEC regarding the proposed transaction. This report is not a substitute for any prospectus, proxy statement or any other document which First Cash or Cash America may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF FIRST CASH AND CASH AMERICA ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FIRST CASH, CASH AMERICA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents (when they become available) containing important information about First Cash and Cash America through the website maintained by the SEC at www.sec.gov. First Cash and Cash America make available free of charge at www.firstcash.com and www.cashamerica.com, respectively (in the “Investor” or “Investor Relations” section, as applicable), copies of materials they file with, or furnish to, the SEC.

Participants In The Merger Solicitation

First Cash, Cash America, and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of First Cash and Cash America in connection with the proposed transaction. Information about the directors and executive officers of First Cash is set forth in its proxy statement for its 2016 annual meeting of stockholders, which was filed with the SEC on April 28, 2016. Information about the directors of Cash America is set forth in its proxy statement for its 2016 annual meeting of shareholders, which was filed with the SEC on April 7, 2016, and information about the executive officers of Cash America is set forth in Cash America’s Annual Report on Form 10-K, which was filed with the SEC on February 26, 2016. These documents can be obtained free of charge from the sources indicated above. Other information regarding those persons who are, under the rules of the SEC, participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

About First Cash

With over 1,270 retail and consumer lending locations in the U.S., Mexico, Guatemala and El Salvador, First Cash is a leading international operator of pawn stores. First Cash focuses on serving cash and credit constrained consumers through its retail pawn locations, which buy and sell a wide variety of jewelry, consumer electronics, power tools, household appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. Approximately 97% of the Company’s revenues are from pawn operations.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®.

For further information, please contact:

Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com

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